Exhibit 99.1

Moderna Reports 2019 Fourth Quarter and Full Year Financial Results and Highlights Advancements in Core Modalities

Two of three dose cohorts in Phase 2 CMV vaccine (mRNA-1647) dose-confirmation study completed enrollment;

third and final cohort rapidly enrolling

Up to $2 billion to invest, including cash and investments, financing proceeds and potentially available grants;

reiterates guidance that net cash used in operating activities and for purchases of property and equipment is expected to total between $490 million and $510 million in 2020

CAMBRIDGE, Mass., February 26, 2020 — Moderna, Inc., (Nasdaq: MRNA) a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today provided business updates and reported financial results for the fourth quarter and full year of 2019 and highlighted pipeline progress.

New updates and recent progress include:

Infectious Diseases

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Two of three dose cohorts in Phase 2 CMV vaccine (mRNA-1647) dose-confirmation study completed enrollment, and third and final cohort is more than 85% enrolled; first Phase 2 interim analysis expected in the third quarter of 2020; Moderna actively preparing for pivotal Phase 3 study, expected to begin in 2021

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First clinical-grade batch of novel coronavirus vaccine (mRNA-1273) shipped and received by NIH for use in Phase 1 study in the U.S.; delivered from Company’s cGMP facility in 42 days from sequence selection

Rare Diseases

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Dosing complete for 0.6 mg/kg dose cohort with steroid premedication in the Phase 1 study of antibody against chikungunya virus (mRNA-1944); first participant dosed in additional cohort with two doses of 0.3 mg/kg (without steroid premedication) given one week apart

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First patient enrolled in Phase 1/2 MMA (mRNA-3704) study; actively recruiting patients at U.S. sites following a protocol amendment expanding the first cohort eligibility criteria to patients 8 years and older

Corporate Updates

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On February 25, 2020, the Company received notice that the underwriters had exercised their option to purchase an additional $75 million in shares of common stock in connection with the recently completed public offering. The closing of this additional sale is expected to occur on or about February 26, 2020, subject to the satisfaction of customary closing conditions.

“The Moderna team continues to execute our strategy, including our CMV Phase 2 study enrolling ahead of plan, shipping the coronavirus Phase 1 clinical materials to NIH/NIAID in just 42 days, and announcing five new development candidates in the last two months,” said Stéphane Bancel, Moderna’s Chief Executive Officer. “We have up to $2 billion of capital to invest in the Company, a great team, a powerful mRNA platform and a state-of-the-art manufacturing site. I am more energized than ever about our future.”

Moderna currently has 24 mRNA development candidates in its portfolio with 12 in clinical studies. Across Moderna’s pipeline, more than 1,700 participants have been enrolled in clinical studies. The Company’s updated pipeline can be found at www.modernatx.com/pipeline. Moderna and collaborators have published more than 40 peer-reviewed papers, including 21 in 2019.

Summary of Program Highlights by Modality

Core Modalities

Prophylactic vaccines: Moderna is developing vaccines against viral diseases where there is unmet medical need – including complex vaccines with multiple antigens for common diseases, as well as vaccines against threats to global public health. The Company’s global public health portfolio is focused on epidemic and pandemic diseases for which funding has been sought from government and non-profit organizations.

Infections transmitted from mother to baby

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Cytomegalovirus (CMV) vaccine (mRNA-1647): The first (50 µg) and second (100 µg) cohorts of the Phase 2 dose-confirmation study of mRNA-1647 have completed enrollment, and the third and final cohort (150 µg) is more than 85% enrolled. In February, Moderna announced that the first interim analysis of this Phase 2 study is expected in the third quarter of 2020. In January, Moderna announced positive seven-month interim data after the third and final vaccination from the Phase 1 study of mRNA-1647. Manufacturing and planning are underway for the pivotal Phase 3 study, which is designed to evaluate the efficacy of mRNA-1647 against primary CMV infection in a population that includes women of childbearing age and is expected to start in 2021. Moderna owns worldwide commercial rights for mRNA-1647.

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Zika virus (mRNA-1893): The 10 µg, 30 µg and 100 µg cohorts in the Phase 1 study of mRNA-1893 have completed enrollment. This development candidate is being developed in collaboration with the U.S. Biomedical Advanced Research and Development Authority (BARDA) within the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services. Moderna owns worldwide commercial rights to mRNA-1893.

Vaccines against respiratory infections

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Human metapneumovirus (hMPV) and parainfluenza type 3 (PIV3) vaccine (mRNA-1653): The Phase 1b age de-escalation study of mRNA-1653 is ongoing. Moderna previously announced positive data from the second pre-planned interim analysis of the Phase 1 study of mRNA-1653. Moderna owns worldwide commercial rights to mRNA-1653.

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Pediatric respiratory syncytial virus (RSV) vaccine (mRNA-1345): mRNA-1345 is a vaccine against respiratory syncytial virus (RSV) in young children encoding for a prefusion F glycoprotein, which elicits a superior neutralizing antibody response compared to the postfusion state. The Company intends to combine mRNA-1345 with mRNA-1653, its vaccine against hMPV and PIV3, to create a combination vaccine against RSV, hMPV and PIV3. There is no approved vaccine for RSV. Moderna owns worldwide commercial rights to the combined mRNA-1345/mRNA-1653 vaccine.

•	Respiratory syncytial virus (RSV) vaccine (mRNA-1172 or V172): The Phase 1 study of mRNA-1172 led by Merck is ongoing. Moderna has licensed worldwide commercial rights to mRNA-1172 to Merck.

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Novel coronavirus (SARS CoV-2) vaccine (mRNA-1273): The first clinical-grade batch of mRNA-1273 has been shipped from Moderna facility to the NIH for use in a Phase 1 study in the U.S. mRNA-1273 was delivered from the Company’s cGMP facility in 42 days from sequence selection. NIH plans to conduct the Phase 1 clinical trial in the U.S. There is no approved vaccine for novel coronavirus.

•	Influenza H7N9 vaccine (mRNA-1851): Discussions regarding funding the Company’s influenza H7N9 vaccine program through approval are ongoing.

Vaccines against highly prevalent viral infections

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Epstein-Barr virus (EBV) vaccine (mRNA-1189): mRNA-1189 is a vaccine against Epstein-Barr virus (EBV) containing five mRNAs that encode viral proteins (gp350, gB, gp42, gH and gL) in EBV. Similar to Moderna’s CMV vaccine (mRNA-1647), the viral proteins in mRNA-1189 are expressed in their native membrane-bound form for recognition by the immune system. There is no approved vaccine for EBV. Moderna owns worldwide commercial rights to mRNA-1189.

Systemic Secreted & Cell Surface Therapeutics: In this modality, mRNA is delivered systemically to create proteins that are either secreted or expressed on the cell surface.

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Antibody against the chikungunya virus (mRNA-1944): Dosing is complete for the 0.6 mg/kg cohort with steroid premedication in the Phase 1 study evaluating escalating doses of mRNA-1944 administered via intravenous infusion in healthy adults. The first participant has been dosed in the additional cohort with two doses of 0.3 mg/kg (without steroid premedication) given one week apart. In September 2019, Moderna announced positive interim data from the first analysis of safety and activity in the Phase 1 study. Moderna owns worldwide commercial rights to mRNA-1944.

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IL-2 (mRNA-6231): mRNA-6231 is an mRNA encoding for a long-acting tolerizing IL-2. This new autoimmune development candidate is designed to preferentially activate and expand the regulatory T cell population. The Company plans to conduct a Phase 1 study of mRNA-6231 in healthy adult volunteers. mRNA-6231 uses the same LNP formulation as mRNA-1944. The Phase 1 study of mRNA-6231 will be the first clinical demonstration of subcutaneous administration of this delivery technology. Moderna owns worldwide commercial rights to mRNA-6231.

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PD-L1 (mRNA-6981): mRNA-6981 is an mRNA encoding for PD-L1. This new autoimmune development candidate is designed to augment cell surface expression of PD-L1 on myeloid cells to provide co-inhibitory signals to self-reactive lymphocytes. As an initial step to addressing a range of autoimmune indications, the Company intends to pursue proof-of-concept in a Phase 1 study of mRNA-6981 in type 1 autoimmune hepatitis (AIH), a condition that involves liver inflammation and can lead to cirrhosis and liver failure. mRNA-6981 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-6981.

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Relaxin (AZD7970): Partnered with AstraZeneca, AZD7970 is in preclinical development for the treatment of heart failure. Under the terms of the collaboration, AstraZeneca would sponsor the Phase 1 trial to assess safety, tolerability and duration of systemic exposure to the Relaxin protein. Moderna shares worldwide commercial rights to AZD7970 with AstraZeneca.

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Fabry disease (mRNA-3630): Individuals with Fabry disease have a deficiency in the α-GAL enzyme resulting in a reduced or complete inability to metabolize glycosphingolipids in lysosomes. mRNA-3630 aims to instruct cells to produce α-GLA both locally in multiple affected tissues, and to secrete it into circulation from organs such as the liver for delivery to distal tissues. mRNA-3630 is in preclinical development. Moderna owns worldwide commercial rights to mRNA-3630.

Exploratory Modalities

Cancer Vaccines: These programs focus on stimulating a patient’s immune system with antigens derived from tumor-specific mutations to enable the immune system to elicit a more effective anti-tumor response.

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Personalized cancer vaccine (PCV) (mRNA-4157): The randomized Phase 2 study investigating a 1 mg dose of mRNA-4157 in combination with Merck’s pembrolizumab (KEYTRUDA®), compared to pembrolizumab alone, for the adjuvant treatment of high-risk resected melanoma is ongoing. The Phase 1 study is ongoing. Moderna shares worldwide commercial rights to mRNA-4157 with Merck.

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KRAS vaccine (mRNA-5671 or V941): The Phase 1 open-label, multi-center study to evaluate the safety and tolerability of mRNA-5671 both as a monotherapy and in combination with pembrolizumab, led by Merck, is ongoing. Moderna shares worldwide commercial rights to mRNA-5671 with Merck.

Intratumoral Immuno-Oncology: These programs aim to drive anti-cancer T cell responses by injecting mRNA therapies directly into tumors.

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OX40L (mRNA-2416): The first patient has been dosed in the Phase 1 dose escalation cohort of mRNA-2416 in combination with durvalumab (IMFINZI®). The Company has removed the top dose of 8 mg in this cohort based on limitations due to the size of ovarian lesions. Moderna owns worldwide commercial rights to mRNA-2416.

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OX40L/IL-23/IL-36g (Triplet) (mRNA-2752): The Phase 1 trial evaluating mRNA-2752 as a single agent and in combination with durvalumab in patients with advanced solid tumor malignancies and lymphoma is ongoing. mRNA-2752 is an investigational mRNA immuno-oncology therapy that encodes a novel combination of three immunomodulators. Moderna owns worldwide commercial rights to mRNA-2752.

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IL-12 (MEDI1191): The Phase 1 open-label, multi-center study of intratumoral injections of MEDI1191 alone and in combination with durvalumab in patients with advanced solid tumors, led by AstraZeneca, is ongoing. MEDI1191 is an mRNA encoding for IL-12, a potent immunomodulatory cytokine. Moderna shares worldwide commercial rights to MEDI1191 with AstraZeneca.

Localized Regenerative Therapeutics: Localized production of proteins has the potential to be used as a regenerative medicine for damaged tissues.

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VEGF-A (AZD8601): The Phase 2a study of AZD8601 for VEGF-A for ischemic heart disease in patients undergoing coronary artery bypass grafting (CABG) surgery with moderately impaired systolic function, led by AstraZeneca, is ongoing. Moderna has licensed worldwide commercial rights to AZD8601 to AstraZeneca.

Systemic Intracellular Therapeutics: These programs aim to deliver mRNA into cells within target organs as a therapeutic approach for diseases caused by a missing or defective protein.

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Methylmalonic acidemia (MMA) (mRNA-3704): The first patient has been enrolled in the Phase 1/2 open-label, dose escalation study evaluating the safety and tolerability of escalating doses of mRNA-3704 administered via intravenous infusion in patients with isolated methylmalonic acidemia (MMA) due to MUT deficiency. The patient has entered an observational period prior to treatment, which evaluates the patient’s baseline disease prior to starting the treatment period. The Company is planning to initiate several sites outside the U.S. and has thus far received Medicines and Healthcare products Regulatory Agency (MHRA) approval in the U.K. The objectives of this study are to evaluate safety and tolerability, assess the pharmacodynamic response and characterize the pharmacokinetic profile of mRNA-3704. This is Moderna’s first rare disease program to begin clinical trial enrollment. mRNA-3704 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-3704.

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Propionic acidemia (PA) (mRNA-3927): Study start-up in the U.S. is ongoing for the open-label, multi-center Phase 1/2 study of multiple ascending doses of mRNA-3927 in primarily pediatric patients with PA. The objectives of this study are to evaluate the safety and tolerability of mRNA-3927 administered via IV infusion, assess the pharmacodynamic response as assessed by changes in plasma biomarkers and characterize the pharmacokinetic profile of mRNA-3927. mRNA-3927 uses the same LNP formulation as mRNA-1944. Moderna owns worldwide commercial rights to mRNA-3927.

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MMA and PA Natural History Study (MaP): This is a global, multi-center, non-interventional study for patients with confirmed diagnosis of MMA due to MUT deficiency or PA and is designed to identify and correlate clinical and biomarker endpoints for these disorders. Enrollment in the study has been completed.

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Phenylketonuria (PKU) (mRNA-3283): Individuals with PKU have a deficiency in phenylalanine hydroxylase (PAH) resulting in a reduced or complete inability to metabolize the essential amino acid phenylalanine into tyrosine. mRNA-3283 encodes human PAH to restore the deficient or defective intracellular enzyme activity in patients with PKU. mRNA-3283 is in preclinical development. Moderna owns worldwide commercial rights to mRNA-3283.

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Glycogen storage disease type 1a (GSD1a) (mRNA-3745): Individuals with GSD1a have a deficiency in glucose-6-phosphatase resulting in pathological blood glucose imbalance. mRNA-3745 is an IV-administered mRNA encoding human G6Pase enzyme, designed to restore deficient or defective intracellular enzyme activity in patients with GSD1a. mRNA-3745 is in preclinical development. Moderna owns worldwide commercial rights to mRNA-3745.

Information about each development candidate in Moderna’s pipeline, including those discussed in this press release, can be found on the investor relations page of its website: investors.modernatx.com.

Corporate Updates

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Public offering, strategic alliances and available grant funding: After the closing of the underwriters’ option to purchase additional shares, the Company will have raised $550 million in net proceeds from the recent financing announced in early February 2020.

The Company has established a wide range of strategic alliances with leading biopharmaceutical companies, as well as grants from government-sponsored and private organizations focused on global health initiatives. As of December 31, 2019, Moderna had up to $185 million in additional funding available from grants (including amounts not yet committed)1.

With the offering proceeds, access to additional grant funding, and cash and investments of $1.26 billion as of December 31, 2019, Moderna has access to up to $2 billion in capital to invest in the business.

•	Shareholder letter: Moderna CEO Stéphane Bancel published a letter to shareholders on January 6, 2020.

Key 2020 Investor and Analyst Event Dates

•	Manufacturing & Digital Day – March 4 at Moderna’s Norwood, MA facility

•	Vaccines Day – April 14 in New York City

•	Science Day – June 2 in New York City

•	R&D Day – September 17 in New York City

[1]

Biomedical Advanced Research and Development Authority (BARDA), Defense Advanced Research Projects Agency (DARPA), The Bill and Melinda Gates Foundation (BMGF) and the Coalition for Epidemic Preparedness Innovations. Additional funding is subject to agreement on scope of additional projects.

Fourth Quarter and Full Year 2019 Financial Results (Unaudited)

•	Cash Position: Cash, cash equivalents and investments as of December 31, 2019 and 2018 were $1.26 billion and $1.69 billion, respectively.

•	Net Cash Used in Operating Activities: Net cash used in operating activities was $459.0 million for the year ended December 31, 2019 compared to $330.9 million for the year ended December 31, 2018.

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Cash Used for Purchases of Property and Equipment: Cash used for purchases of property and equipment decreased $74.2 million, or 70.2%, to $31.6 million for the year ended December 31, 2019 from $105.8 million for the year ended December 31, 2018. Of these amounts, cash disbursements specifically related to Moderna Technology Center (MTC) manufacturing facility in Norwood, MA were $14.6 million and $94.5 million for the years ended December 31, 2019 and 2018, respectively. Our MTC manufacturing facility opened in July 2018.

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Revenue: Total revenue was $14.1 million for the fourth quarter of 2019 compared to $35.4 million for the fourth quarter of 2018. Total revenue was $60.2 million for the year ended December 31, 2019 compared to $135.1 million for the year ended December 31, 2018. The decreases in both periods were mainly due to lower collaboration revenue across all our strategic alliances, particularly AstraZeneca and Merck, driven by our adoption of ASC 606 and the completion of the initial four-year research period under the 2016 Merck Agreement.

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Research and Development Expenses: Research and development expenses were $118.8 million for the fourth quarter of 2019 compared to $150.4 million for the fourth quarter of 2018. Research and development expenses were $496.3 million for the year ended December 31, 2019 compared to $454.1 million for the year ended December 31, 2018. The decrease in the fourth quarter was primarily due to a decrease in our in-licensing payments to Cellscript, LLC and its affiliate, and a reduction of our lab supplies and materials costs. The increase for the year ended December 31, 2019 was primarily due to an increase in personnel related cost, including stock-based compensation, and an increase in clinical trial and manufacturing costs, mainly driven by an increase in the number of employees and costs supporting research and development programs.

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General and Administrative Expenses: General and administrative expenses were $25.9 million for the fourth quarter of 2019 compared to $38.0 million for the fourth quarter of 2018. General and administrative expenses were $109.6 million for the year ended December 31, 2019 compared to $94.3 million for the year ended December 31, 2018. The decrease in the fourth quarter was primarily due to a decrease in stock-based compensation, mainly attributable to certain performance-based equity awards with vesting or commencement contingent on our initial public offering in 2018. The increase for the year ended December 31, 2019 was primarily due to an increase in insurance, consulting and outside services, and facility related costs, primarily driven by an increase in the number of employees and costs in support of being a public company.

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Net Loss: Net loss was $124.2 million for the fourth quarter of 2019 compared to $141.4 million for the fourth quarter of 2018. Net loss was $514.0 million for the year ended December 31, 2019 compared to $384.7 million for the year ended December 31, 2018.

Reiterating Financial Guidance

•	Moderna expects net cash used in operating activities and for purchases of property and equipment in 2020 to be similar to 2019, between $490 million and $510 million.

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on Wednesday, February 26, 2020. To access the live conference call, please dial 866-922-5184 (domestic) or 409-937-8950 (international) and refer to conference ID 3639288. A webcast of the call will also be available under “Events and Presentations” in the Investors section of the Moderna website at investors.modernatx.com. The archived webcast will be available on Moderna’s website approximately two hours after the conference call and will be available for 30 days following the call.

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. Moderna’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing the Company the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune and inflammatory diseases, independently and with strategic collaborators. Moderna has 24 mRNA development candidates in its portfolio across all modalities, with 12 in clinical studies. Four of these programs are in or preparing for Phase 2 studies and the Company is preparing for its first Phase 3 study.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca, Plc. (Nasdaq: AZN) and Merck, Inc. (Nasdaq: MRK), as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense; the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been named a top biopharmaceutical employer by Science for the past five years. To learn more, visit www.modernatx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended including, but not limited to, statements concerning: the closing of the sale of additional shares to the underwriters in connection with the Company’s recent public offering, and the net proceeds of the offering following such closing; initiating clinical trial sites outside of the U.S. for mRNA-3704; study start-up for mRNA-3927; finalization of a dose-confirmation Phase 2 study and planning for a pivotal Phase 3 study for mRNA-1647; the availability of additional funding from grants (including amounts not yet committed); the planned Phase 1 clinical trial for mRNA-1273 to be conducted by NIH; the dosing of the final cohorts in the near term for mRNA-1944; the expected initiation of Phase 1 clinical trials for mRNA-6231 and mRNA-6981; and the Company’s expected net cash used in operating activities and for purchases of property and equipment in 2020. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others: whether the interim Phase 1 results for mRNA-1944 will be predictive of any future clinical studies for mRNA-1944 or other development candidates with the same LNP formulation, including mRNA-3704 and mRNA-3927; preclinical and clinical development is lengthy and uncertain, especially for a new class of medicines such as mRNA, and therefore our preclinical programs or development candidates may be delayed, terminated, or may never advance to or in the clinic; no mRNA drug has been approved in this new potential class of medicines, and may never be approved; mRNA drug development has substantial clinical development and regulatory risks due to the novel and unprecedented nature of this new class of medicines; despite having ongoing interactions with the FDA or other regulatory agencies, the FDA or such other regulatory agencies may not agree with our regulatory approval strategies, components of our or filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted; and those risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue:
Collaboration revenue	$10,553	$32,816	$48,036	$122,512
Grant revenue	3,502	2,605	12,173	12,556

Total revenue	14,055	35,421	60,209	135,068

Operating expenses:
Research and development	118,754	150,429	496,309	454,082
General and administrative	25,857	38,023	109,620	94,252

Total operating expenses	144,611	188,452	605,929	548,334

Loss from operations	(130,556)	(153,031)	(545,720)	(413,266)
Interest income	7,984	8,894	38,530	27,023
Other (expense) income, net	(1,837)	2,879	(7,526)	1,835

Loss before (benefit from) provision for income taxes	(124,409)	(141,258)	(514,716)	(384,408)
(Benefit from) provision for income taxes	(169)	168	(695)	326

Net loss	$(124,240)	$(141,426)	$(514,021)	$(384,734)

Net loss attributable to common stockholders	$(124,240)	$(144,099)	$(514,021)	$(401,857)

Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(1.14)	$(1.55)	$(4.95)

Weighted average common shares used in net loss per share attributable to common stockholders, basic and diluted	334,392,128	126,298,266	330,802,136	81,114,183

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS DATA

(Unaudited, in thousands)

	December 31,
	2019	2018
Cash, cash equivalents and investments	$1,262,987	$1,694,417
Total assets	1,589,422	1,962,149
Total liabilities	414,612	431,908
Total stockholders’ equity	1,174,810	1,530,241

	Years Ended December 31,
	2019	2018
Net cash used in operating activities	$(458,968)	$(330,865)
Cash used for purchases of property and equipment (1)	(31,554)	(105,766)

(1)	Includes $14.6 million and $94.5 million for the years ended December 31, 2019 and 2018, respectively, related to our Moderna Technology Center manufacturing facility.

Moderna Contacts

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com